FIRST AMENDMENT TO THE

SERIES PORTFOLIOS TRUST

INVESTMENT ADVISORY AGREEMENT

with

Teramo Advisors, LLC

THIS AMENDMENT, dated as of the 21st day of January, 2021, to the Investment Advisory Agreement dated as of March 2, 2018 (the “Advisory Agreement”) is entered into by and between Series Portfolios Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Schedule A to the Advisory Agreement, which may be amended from time to time (each a “Fund” and together, the “Funds”), and Teramo Advisors, LLC (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Advisory Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to correct the name of the Equable Shares Hedged Equity Fund (formerly, the Equable Shares Small Cap Fund (Series 2)) and to remove references to the Equable Shares Small Cap Fund (Series 1), as set forth on Schedule A to the Agreement; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of correcting the name of the Equable Shares Hedged Equity Fund (formerly, the Equable Shares Small Cap Fund (Series 2)) and to remove references to the Equable Shares Small Cap Fund (Series 1), due to the liquidation of that Fund.

Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST on behalf of the series listed on Schedule A to the Advisory Agreement	TERAMO ADVISORS, LLC

By: /s/Ryan L. Roell	By: /s/Ron Santella
Name: Ryan L. Roell	Name: Ron Santella
Title: President	Title: President, Chief Executive Officer

Amended Schedule A
to the

SERIES PORTFOLIOS TRUST

INVESTMENT ADVISORY AGREEMENT

with

Teramo Advisors, LLC

The Adviser’s annual management fee for each Fund is based on the assets under management of that Fund (as determined on a daily basis) as follows:

Series of Series Portfolios Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets		Date Added to Investment Advisory Agreement

	Fund AUM	Fee Rate
Equable Shares Hedged Equity Fund	<$250 million	0.75%	March 2, 2018
	$250-$500 million	0.70%
	>$500 million	0.65%
2